Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 and Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 on Form S-1 (File No. 333-178309) of Motricity, Inc. of our report dated February 28, 2011, except for the changes in the presentation of comprehensive loss discussed in Note 2 and of discontinued operations discussed in Note 4, which are as of May 24, 2012 relating to the consolidated financial statements and financial statement schedule, which appears in Motricity, Inc.’s Current Report on Form 8-K dated May 24, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ PricewaterhouseCoopers LLC

PricewaterhouseCoopers LLC

Seattle, Washington

August 21, 2012